EXHIBIT 99.1


CONTACT:   William S. Aichele
           President and Chief Executive Officer
           Univest Corporation
           215-721-2457

FOR IMMEDIATE RELEASE

               UNIVEST CORPORATION ANNOUNCES AGREEMENT TO PURCHASE
                           DONALD K. MARTIN & COMPANY
  Acquisition expands insurance subsidiary and service area into Chester County

      SOUDERTON, Pa, December 14, 2004-- Univest Corporation of Pennsylvania (listed on NASDA: UVSP), Souderton, Pa., and Donald K. Martin & Company, West Chester, Pa, jointly announced today that they have reached an agreement for Univest to acquire Donald K. Martin & Company.

      The acquisition of Donald K. Martin & Company will expand Univest Corporation's insurance subsidiary, Univest Insurance, Inc., enabling it to provide a full platform of insurance solutions for individuals and commercial clients for the first time in Chester County, Pa. Donald K. Martin & Company specializes in property and casualty insurance for commercial clients with a focus on the nonprofit sector.

      "This acquisition will enable Univest to provide residents of Chester County with access to the same full line of financial solutions available to our customers in Bucks and Montgomery counties," said William S. Aichele, president and chief executive officer of Univest Corporation. "For nearly 20 years, Donald
K. Martin & Company has provided an important service for commercial clients and nonprofits in the county, and our combined expertise will prove beneficial for Univest clients throughout our service territory."

      Donald K. Martin & Company was founded in 1985 by Donald K. Martin. Martin brings to Univest his insurance expertise in serving nonprofit organizations including churches, senior communities, life communities and more. Increasing Univest's ability to provide insurance solutions for nonprofit organizations complements Univest Insurance's existing platform of services.

      "The combination of these two exceptional agencies will provide additional insurance products and expertise to all of our customers," said Donald K. Martin, president of Donald K. Martin & Company. "We are eager to deliver these services to residents throughout Bucks, Chester and Montgomery counties."

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Page 2 - Univest Corporation
Univest to Acquire Donald K. Martin & Company


      Univest Insurance, Inc. is an independent insurance agency, providing property and casualty insurance, employee benefits, disability and group insurance for individuals and commercial clients, and identity theft insurance. It is headquartered in Lansdale, Pa.

      Univest Corporation and its subsidiaries, Univest National Bank and Trust Co., Univest Insurance, Inc. and Univest Investments, Inc., provide community support, leadership, and strong performance in the financial services industry. Univest serves residents and businesses in Bucks and Montgomery counties through a branch network of 36 offices and 39 ATM locations.


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This press release may contain forward-looking statements as defined in the
Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.